Exhibit 5
                                                                  Exhibit 23.2

                       PEPPER, HAMILTON & SCHEETZ
                          3000 Two Logan Square
                      Eighteenth and Arch Streets
                       Philadelphia, PA  19103
                             (215)981-4000


                                        August 17, 1995


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Registration Statement on Form S-8

Dear Sir or Madam:

          Reference is made to a Registration Statement on Form S-8 (the "Registration Statement") of Intelligent Electronics, Inc. (the "Company") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

          Pursuant to the Agreement and Plan of Merger, dated as of April 28, 1995, as amended by Amendment No. 1, dated as of July 6, 1995 (the "Merger Agreement") among the Company, a subsidiary of the Company and The Future Now, Inc. ("TFN"), each option to purchase shares of common stock, no par value, of TFN granted under TFN's (i) 1991 Stock Option and Stock Incentive Plan, (ii) 1991 Director Stock Option Plan and (iii) 1994 Stock Option and Stock Incentive Plan (each, a "Plan") which was outstanding immediately prior to the effective time of the Merger (as defined in the Merger Agreement) has been converted into an option (each, an "IE Option") to purchase shares of common stock, par value $.01, of the Company ("IE Common Stock").

          As counsel to the Company, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and the By-Laws of the Company, as amended to date, and such other documents and corporate records relating to the Company as we have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on laws of the Commonwealth of Pennsylvania and federal securities laws as in effect on the date hereof.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

          On the basis of the foregoing, we are of the opinion that the IE Common Stock, when issued upon exercise of the IE Options and paid for in accordance with the applicable Plan, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under
Section 7 of the Act, since we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Sincerely,

                              PEPPER, HAMILTON & SCHEETZ



                              By:  /s/ Pepper, Hamilton & Scheetz/
                                   -------------------------------
                                   A Partner